[LETTERHEAD OF PATRIOT SCIENTIFIC]

    Patriot Scientific Corporation Announces Unprecedented Microcap Dividend

San Diego, Calif. -- February 14, 2006 -- In a move virtually unprecedented among Microcap stocks, Patriot Scientific Corporation (OTC Bulletin Board:
PTSC), a high-tech intellectual properties company that specializes in developing and licensing high-performance ultra-low power microprocessor technology, today announced that it will issue a cash dividend of $0.02 per share of common stock for shareholders and qualified warrant holders of record as of February 24, 2006. The dividend is payable March 22, 2006.

This dramatic announcement follows closely on the heels of the company's announcement last week of a buy-back program for up to 20 million stock warrants and the conversion and retirement of all outstanding debentures. Final information as to the number of shareholders and outstanding shares will be provided by the company's transfer agent as of the record date, but based upon current information and estimates the company will set aside funds of approximately $7 million or more for payment of the dividend from its currently available cash and cash equivalents that amount to approximately $17 million.

This announcement is especially significant, because until less than 12 months ago Patriot had never shown a quarterly profit and had never realized significant revenue from its 10-patent portfolio of seminal microprocessor innovations. Since February of last year, the company's jointly owned patent portfolio has been successfully licensed to Intel, HP and AMD, in the process generating nearly $24 million in revenue for Patriot. Based on these licenses and other key factors covered in recent SEC filings, Patriot Scientific currently has a market cap of approximately $64 million dollars.

With these successful license negotiations as precedent, the company, through its marketing alliance with The TPL Group's Alliacense division, is actively and confidently negotiating for licenses with other U.S. and foreign companies whose products include high speed microprocessors, more than 150 of which were put on notice of likely infringement, including practically every high-tech consumer electronics manufacturer and systems integrator in the global marketplace.

"We are pleased to be in the strong financial position that enables us to offer our loyal shareholders this significant dividend," said David H. Pohl, Chairman and CEO of Patriot Scientific. "The company strongly believes that more licensing deals and related revenues are likely, although none are assured," Pohl continued. "Patriot Scientific's board of directors will consider and decide whether to take such dividend payment actions in the future, based on future revenues and the financial condition of the company, as well as market conditions and other factors."

Pohl also said that, "This dividend payment, which is rare in the arena of microcap companies, is another important step toward evidencing Patriot
Scientific's current financial strength and the fact that the board and management firmly believe in the company's future potential. During the past 12 months, the company has undergone significant changes in management and operating strategy. As a result of those changes and the licensing revenues related to our jointly owned patent portfolio, we are now in a favorable cash position, and we are using some of that cash to pay out our first-ever dividend to shareholders."

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The action by Patriot  Scientific to issue this  dividend,  and also last week's decision to retire the debentures and buy back what could amount to up to approximately 20 percent of the company's total outstanding stock warrants at this juncture, were driven by the same impetus that has guided other strategic re-organizational moves that began in 2005. Last year the company changed both its executive team and the company's strategic direction, including the signing of a significant agreement with The TPL Group regarding joint ownership and marketing of its patent portfolio.

Patriot Scientific received licensing revenues of $13 million in 2005. The company received distribution of an additional $10 million in January of 2006 as a result of a license transaction with systems manufacturer HP regarding Patriot's jointly owned patent portfolio.

"The far-reaching changes in 2005 helped pave the way for new growth-oriented initiatives in 2006," Pohl said. "These changes are positive for Patriot. We continue to move forward with the paramount goal of enhancing shareholder value by prudently addressing company fundamentals and growing the business."

About Patriot Scientific

Patriot Scientific (OTC Bulletin Board: PTSC) has emerged as an effective and dynamic intellectual property licensing company, developing and marketing innovative and proprietary semiconductor technologies. The company's portfolio of proprietary designs encompasses what is believed to be fundamental ultra-low-power array microprocessor technology, as well as pending patents designed to protect Patriot's proprietary technology.

Detailed information about Patriot Scientific can be found on the website www.ptsc.com. Copies of Patriot Scientific press releases, current price quotes, stock charts and other valuable information for investors may be found at www.hawkassociates.com and www.americanmicrocaps.com. An investment profile on
Patriot           Scientific          may          be          found          at
http://www.hawkassociates.com/patriot/profile.htm.

About the Patent Portfolio

The patent portfolio, also marketed as the MMP portfolio, contains intellectual property that became jointly owned by publicly held Patriot Scientific Corporation and the privately held TPL Group in a settlement between them in June 2005. Both TPL and Patriot assert that their jointly owned patents have long been essential to the design of advanced microprocessors, digital signal processors, embedded processors and system-on-chip devices. Global sales of end products deploying chips using technologies protected by the jointly owned patents are estimated to be greater than $200 billion annually. The MMP Portfolio is exclusively managed by Alliacense, a TPL Group enterprise. While major microprocessor manufacturers such as Intel (NasdaqNM: INTC) and Advanced Micro Devices (NYSE: AMD) were early portfolio licensees, Alliacense is now focusing its licensing efforts on system manufacturers.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the company's cash flow, market acceptance risks, technical development risks, seasonality and other risk factors detailed in the company's Securities and Exchange Commission filings.

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CONTACTS:
For Patriot Scientific Corporation

Media Relations:
Attention Group
Daryl Toor
(770) 777-9489
dtoor@attentiongroup.com

Investor Relations:
Hawk Associates Inc
Frank Hawkins or Julie Marshall
(305) 451-1888
info@hawkassociates.com